Exhibit 5.2

110 North Elgin Avenue, Suite 200 Tulsa, Oklahoma 74120-1490 Telephone (918) 595-4800 Fax (918) 595-4990 www.gablelaw.com	BOK Park Plaza 499 West Sheridan Avenue, Suite 2200 Oklahoma City, OK 73102 Telephone (405) 235-5500 Fax (405) 235-2875	1100 Louisiana, Suite 5000 Houston, Texas 77002 Telephone: (346) 200-6020

September 24, 2024

ONEOK, Inc.

100 West Fifth Street

Tulsa, OK 74103

Re:	Registration Statement on Form S-3 File No. 333-272782 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special Oklahoma counsel to ONEOK, Inc., an Oklahoma corporation (the “Company”), in connection with the Company’s underwritten public offering of $1,250,000,000 aggregate principal amount of the Company’s 4.250% Notes due 2027 (the “2027 Notes”), $600,000,000 aggregate principal amount of the Company’s 4.400% Notes due 2029 (the “2029 Notes”), $1,250,000,000 aggregate principal amount of the Company’s 4.750% Notes due 2031 (the “2031 Notes”), $1,600,000,000 aggregate principal amount of the Company’s 5.050% Notes due 2034 (the “2034 Notes”), $1,500,000,000 aggregate principal amount of the Company’s 5.700% Notes due 2054 (the “2054 Notes”) and $800,000,000 aggregate principal amount of the Company’s 5.850% Notes due 2064 (the “2064 Notes” and collectively with the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes, and the 2054 Notes, the “Notes”). The Notes will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest (collectively the “Guarantees” and, together with the Notes, the “Securities”) by ONEOK Partners, L.P., a Delaware limited partnership (“ONEOK Partners”), ONEOK Partners Intermediate Limited Partnership, a Delaware limited partnership (“ONEOK ILP”) and Magellan Midstream Partners, L.P., a Delaware limited partnership (“Magellan” and, together with ONEOK Partners and ONEOK ILP, the “Guarantors”). The Securities are being issued under an Indenture, dated as of January 26, 2012, as amended and supplemented before September 24, 2024 (as so amended and supplemented, the “Base Indenture”), by and between the Company and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as further amended and supplemented by the Twenty-Sixth Supplemental Indenture, dated September 24, 2024, the Twenty-Seventh Supplemental Indenture, dated September 24, 2024, the Twenty-Eighth Supplemental Indenture, dated September 24, 2024, the Twenty-Ninth Supplemental Indenture, dated September 24, 2024, the Thirtieth Supplemental Indenture, dated September 24, 2024, and the Thirty-First Supplement Indenture, dated September 24, 2024 (collectively, the “Supplemental Indentures”), each among the Company, the Guarantors and the Trustee (the Base Indenture, as amended and supplemented by the Supplemental Indentures, the “Indenture”).

ONEOK, Inc. September 24, 2024 Page 2

In rendering the opinions set forth herein, we have examined and relied on originals or electronic, photostatic or reproduction copies of the following:

(a) the Registration Statement;

(b) the Indenture;

(c) the Notes;

(d) the Company’s Amended and Restated Certificate of Incorporation, as corrected and amended to date; and

(e) the Company’s Amended and Restated By-laws.

We have also examined originals or copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified electronic, photostatic or reproduction copies. As to any facts material to the opinions and statements expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Company and (ii) statements and certifications of public officials and others.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Company has the corporate power and authority to execute and deliver the Notes and perform its obligations thereunder.

2. The Notes have been duly authorized by the Company.

Our opinions expressed herein are subject to the following qualifications:

(i) Our opinions are limited to the laws of the State of Oklahoma, and we do not express any opinion as to the laws of any other jurisdiction, including without limitation the federal laws of the United States.

(ii) The opinions herein are limited to the matters expressly set forth in this letter, and no opinions are implied or may be inferred beyond the matters expressly so stated.

(iii) The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law.

ONEOK, Inc. September 24, 2024 Page 3

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder. This opinion letter may be relied upon by Kirkland & Ellis LLP, as if it were addressed to it, for the sole purpose of rendering its opinions in connection with the offer and sale of the Securities.

Yours very truly,

/s/ GableGotwals